Exhibit A

AGREEMENT

The undersigned agree that this Amendment No. 3 to Schedule 13G dated February 14, 2022 relating to the Common Stock, $0.001 par value per share, of Vanda Pharmaceuticals Inc. shall be filed on behalf of the undersigned.

Armistice Capital, LLC

By:	/s/ Steven Boyd
Steven Boyd
Managing Member

/s/ Steven Boyd
Steven Boyd